UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2022

BITECH TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27407	98-0187705
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

895 Dove Street, Suite 300

Newport Beach, CA 92660

(Address of principal executive offices)

(Registrant’s telephone number, including area code: (855) 777-0888

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2022, Michael Cao tendered his resignation as a member of the Board of Directors of Bitech Technologies Corporation (the “Company”). Mr. Cao advised the Company that his resignation was for personal reasons.

Following the resignation of Mr. Cao, the Board appointed Gregory Trimarche, Esq. as a member of the Company’s Board of Directors on December 21, 2022.

Mr. Trimarche, age 59, has practiced law for over 30 years in the areas of environmental and energy law and a wide range of other governmental and regulatory fields, as well as finance, intellectual property, general commercial litigation, and strategic planning and risk avoidance. His work focuses on emerging companies in the renewable energy and cleantech industries where he identifies and evaluates early stage companies seeking to go public, strategic acquisition targets, strategic partnership opportunities, and other investment opportunities in the energy sector. Greg’s experience also covers federal and state energy and environmental regulatory programs, as well as the various governmental incentive programs relating to the energy and utility industries. Greg has been of counsel to the law firm Cooksey Toolen Gage Duffy Woog since 2017 and prior to that has been engaged in the private practice of law since 1989. In 2010, Greg co-founded Sustain SoCal (formerly, CleanTech OC), the clean technology trade association for Orange County, California and served as its President and Chief Executive Officer from 2010 to 2015. In additions, Greg is a frequent speaker at cleantech industry conferences.

Greg is a past member of the Board of Directors of OCTANe (https://octaneoc.org), the fundraising and networking organization for Orange County’s technology industries. Also, since 2015, he has been an officer and director of GST Factoring, Inc. (“GST”), a company formerly engaged in electronic payment processing services to law firms that represented student loan debtors.

Greg earned a Bachelor of Arts in Political Science and Economics from the University of Kansas and a Juris Doctor from University of Kansas School of Law.

In August 2020, in connection with an action by the Bureau of Consumer Financial Protection (the “Bureau”) against GST, Greg and others, Greg consented to a permanent restraining order and ban on his participation in the debt-relief business, a ban on telemarketing consumer financial products or services, collecting payments from and providing assistance for consumers, use of consumer information, pay a $25,000 fine and cooperate with the Bureau in connection with its investigation and litigation related to this matter (the “Final Judgment”). Greg denied any wrong doing in this lawsuit and consented to the Financial Judgment to avoid the substantial costs involved in protracted litigation.

On December 21, 2022, the Company and Mr. Trimache entered into an Independent Contractor Agreement (the “Independent Contractor Agreement”) whereby Mr. Trimache agreed to serve as a member of the Company’s board of directors. The Independent Contractor Agreement may be terminated by either party on 15 days prior written notice without cause or five days after written notice in the event of a breach of the agreement by either party.

As Compensation for Mr. Trimache’s service to the Company as a director, the Company awarded him an option to purchase 5,000,000 shares of the Company’s Common Stock (the “Option Shares”) at an exercise price of $0.07 per share (the “Stock Option”). The Stock Option vests as to 25% of the Option Shares on each December 21 so long as Mr. Trimache is providing services to the Company or one of its subsidiaries; provided, however, the vesting is subject to acceleration such that if Mr. Trimache is terminated from his role without cause (as defined in the Stock Option) the number of shares subject to the Stock Option in the year of termination shall vest plus the number of shares that would have vested in the following year. In the event Mr. Trimache’s service as a member of the Board is terminated with cause, the number of shares subject to the Stock Option in the year of termination shall vest.

The Company confirms that (1) there is no family relationship between Mr. Trimache and any director or executive officer of the Company, (2) there was no arrangement or understanding between Mr. Trimache and any other person pursuant to which he was elected to his position with the Company, and (3) there is no transaction between Mr. Trimache and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed with this Current Report:

Exhibit No.	Description
10.1†	Form of Independent Contractor Agreement (Incorporated by reference to Exhibit 10.1 from the Form 8-K filed with the SEC on April 20, 2022).
10.2†	Form of Stock Option Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document

†	Includes management contracts and compensation plans and arrangements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BITECH TECHNOLOGIES CORPORATION

Dated: December 21, 2022	By:	/s/ Benjamin Tran
Benjamin Tran
Chief Executive Officer